(English  translation)                                                Exhibit  1
                            SHARE PURCHASE AGREEMENT

This Share Purchase Agreement dated as of the 20th day of December 2005 (the " Agreement") is entered and signed by:

SHENZHEN HUAQIANG TECHNOLOGY CO., LTD. ("SHT"), a company incorporated in the People's Republic of China (the "PRC" or "China") with registered office at Room 2601 and 2603, 26th Floor, Huaqiang Bldg. A, Shennan Road, Shenzhen, 518031, PRC on one side; and

GOLDEN GOODY CORP., a company incorporated in the British Virgin Islands with corresponding address located at 9th Floor, Tung Ning Building, 249-253 Des Voeux Road, Central, Hong Kong on the other side (referred to as the "Vendor")

WHEREAS:

The Vendor is holding 895,651 shares of common stock of Fantatech, Inc. (the "Shares"). Fantatech, Inc. is a US listed company at the OTC BB. The Vendor would like to sell the Shares to SHT and SHT is interested to acquire the Shares as long-term investment.

Through friendly and adequate discussion and negotiation, the Vendors and SHT agreed to a share purchase as follow:

(1) The Vendors will transfer all of the Shares held under its name to SHT or any other recipient as designated by SHT;

(2) The consideration for the Shares should be US$0.45 per common stock or US$403,042.95 in total;

(3) SHT should pay the aforesaid consideration to the Vendor upon its presentation of the original share certificate of Fantatech, Inc. showing the exact number of 895,651 shares of common stock together with the duly executed transfer authorization and documentation.

The Agreement is duly signed and executed on the date as indicated. Should there be any further dispute or amendment to this Agreement, it should be resolved through friendly discussion, failing which the dispute should be referred any Chinese Tribunal for final adjudication.



/s/  Signed
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SHENZHEN  HUAQIANG  TECHNOLOGY  CO.,  LTD.



/S/  Signed
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GOLDEN  GOODY  CORP.